EXHIBIT 5.1


                               November 20, 1998



Pinnacle Global Group, Inc.
2900 North Loop West, Suite 1230
Houston, Texas 77092

      Re:  Opinion as to Legality of Common Stock of Pinnacle Global Group, Inc.

Gentlemen:

      We have examined the articles of incorporation and bylaws, both as amended to date, and the corporate proceedings of Pinnacle Global Group, Inc. ("Company"), relating to the registration under the Securities Act of 1933, as amended, of 7,125,293 shares of Common Stock, $.01 par value ("Common Stock"), which are being registered on behalf of the Company and have made such other examinations as we deem necessary in the premises, and from such examinations we are of the opinion that:

      1. The Company is a validly organized and existing corporation under the laws of the State of Texas.

      2. The 7,125,293 shares of the Common Stock issuable upon consummation of the combination of TEI, Inc. with Harris Webb & Garrison, Inc., Pinnacle Management & Trust Company and Spires Financial, L.P. will, when issued, be validly issued, fully paid and non-assessable outstanding securities of the Company.

      We consent to the use of this opinion and the reference to our firm in the Proxy Statement/Prospectus.

                                    Very truly yours,


                                    /s/ PORTER & HEDGES, L.L.P.

                                    PORTER & HEDGES, L.L.P.